BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

| Filed in the Office of | Business Number C33531-2003 |
|---|---|
| Barbara K. Cegavske | Filing Number 20222494448 |
| Secretary of State State Of Nevada | Filed On 07/21/2022 13:16:16 PM |
| | Number of Pages 5 |

# Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

**USE BLACK INK ONLY - DO NOT HIGHLIGHT** **ABOVE SPACE IS FOR OFFICE USE ONLY**

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

**(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)**

**(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)**

1.Name of Nevada entity as last recorded in this office:

**INTEGRATED CANNABIS SOLUTIONS, INC.**

2. The articles are: (mark only one box) ☑ **Restated** ☐ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☑ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☐ Articles have been added.

☐ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: **07/21/2022** Time:

(must not be later than 90 days after the certificate is filed)

*This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

| Filed in the Office of | Business Number C33531-2003 |
| --- | --- |
| Barbara K. Cegavske | Filing Number 20222494448 |
| Secretary of State | Filed On 07/21/2022 13:16:16 PM |
| State Of Nevada | Number of Pages 5 |

# AMENDED AND RESTATED ARTICLES OF INCORPORATION OF Integrated Cannabis Solutions, Inc. a Nevada corporation

Pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes

The undersigned, Matthew Dwyer, hereby certifies that:

1. He is the duly elected Chief Executive Officer of Integrated Cannabis Solutions, Inc., a Nevada corporation (the "Corporation").

2. A resolution was adopted and approved by the board of directors of the Corporation by written consent on July 21, 2022 authorizing and approving the Amended and Restated Articles of Incorporation, as set forth below.

3. The actions taken by the Board where approved by the Consenting Shareholder on July 21, 2022, there were a total of 1,633,317,059 outstanding shares of Common Stock (Votes). The Consenting Shareholder holds 987,440 shares of Series A Preferred representing a voting block of 49,372,000,000 votes or 96% voting control.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

Integrated Cannabis Solutions, Inc.

By: ______________________

Matthew Dwyer
Chief Executive Officer
Dated: July 21, 2022

**AMENDED AND RESTATED**
**ARTICLES OF INCORPORATION**
**OF**
**INTEGRATED CANNABIS SOLUTIONS, INC.**

A Nevada Corporation

Integrated Cannabis Solutions, Inc. (the "Corporation"), a corporation incorporated under the laws of the state of Nevada, hereby amends and restates its Articles of Incorporation, as amended, to embody in one document its original articles and any amendments thereto , pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes.

The Amended and Restated Articles of Incorporation were approved and adopted by the board of directors of the Corporation by written consent on July 21, 2022 and by the holders of a majority of the voting power of the stockholders of the Corporation on July 21, 2022. As a result, these Amended and Restated Articles of Incorporation were authorized and adopted in accordance with the Nevada Revised Statutes.

## ARTICLE I

NAME

The name of the corporation is INTEGRATED CANNABIS SOLUTIONS, INC. ((the "Corporation").

## ARTICLE II

RESIDENT AGENT AND REGISTERED OFFICE

The name of the Corporation's resident agent for service of process is Corporate Administrative Services, Inc., 1955 Baring Blvd Sparks, Nevada 89432.

## ARTICLE III

CAPITAL STOCK

3.01 Authorized Capital Stock. The total number of shares of stock this Corporation is authorized to issue shall be Two Billion Six Hundred Fifty Five Million (2,655,000,000) shares, par value $0.0001 per share. This stock shall be divided into two classes to be designated as "Common Stock" and "Blank Check Preferred Stock" ("Preferred Stock").

ARTICLE IV SHARES

3.02 Common Stock. The total number of authorized shares of Common Stock shall be Two Billion Six Hundred Fifty Million (2,650,000,000).

The total number of shares of Preferred Stock which this Corporation is authorized to issue is Five Million (5,000,000) shares, $0.0001 par value. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, options, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Nevada. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease

shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Further, the board of directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

(b) The number of shares to constitute the class or series and the designation thereof;

(c) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d) Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h) Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) Such other rights and provisions with respect to any class or series as may to the board of directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

## ARTICLE IV

## DIRECTORS

The number of directors comprising the board of directors shall be fixed and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation, except that at no time shall there be less than one director.

## ARTICLE V

## PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Nevada Revised Statutes ("NRS").

## ARTICLE VI

DIRECTORS' AND OFFICERS' LIABILITY

The individual liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the NRS, as the same may be amended and supplemented. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

## ARTICLE VII

INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Dated: July 21, 2022

INTEGRATED CANNABIS SOLUTIONS, INC.

By: ______________________________
Matt Dwyer, Chief Executive Officer